Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Melody Carey

Rx Communications Group, LLC

Phone: (917) 322-2571

mcarey@RxIR.com

PharmAthene Reports Year-End 2015 Financial and Operational Results;

Provides Update on Litigation with SIGA

ANNAPOLIS, MD – March 11, 2016 – PharmAthene, Inc. (NYSE MKT: PIP), a biodefense company developing medical countermeasures against anthrax and owner of an affirmed judgment in its litigation with SIGA Technologies, Inc., today reported its financial and operational results for the year ended December 31, 2015.

On December 23, 2015, the Delaware Supreme Court affirmed the Delaware Court of Chancery's Judgment against SIGA which provides an estimated total award of approximately $205 million plus interest. Satisfaction of the judgment by SIGA depends upon the outcome of on-going proceedings in the Bankruptcy Court (the Court) of the Southern District of New York where SIGA filed for protection under Federal bankruptcy laws in September 2014.

SIGA filed a reorganization plan (the Plan) to exit from bankruptcy with the Court on December 15, 2015 and amended the Plan on February 9, 2016. The consensual Plan had been approved by the Creditors committee of which PharmAthene is a member. The Plan is proceeding through the confirmation process and its confirmation hearing is scheduled for April 5, 2016.

Under the Plan, if approved by the Court, PharmAthene’s judgment will be satisfied at the discretion of SIGA in one of the following ways:

•	Payment in full in cash of the unpaid balance plus interest that will accrue at 8.75% after Plan approval; or
•	Delivery to PharmAthene of 100% of SIGA’s common stock; or
•	Such other treatment as may be mutually agreed upon by SIGA and PharmAthene and approved by the Court

SIGA has a 120-day period (plus a 90-day extension if exercised and the conditions to such extension are met) during which it must satisfy PharmAthene’s claim according to one of the above alternatives.  The beginning of that 120-day period depends upon whether SIGA files timely a Petition for Certiorari in the US Supreme Court.  If SIGA does not timely petition the US Supreme Court, the 120-day period commences after March 22, 2016, which is 90 days after the Delaware Supreme Court ruling. If SIGA does timely petition the US Supreme Court, the 120-day period commences when such petition is denied or that process results in a final order granting PharmAthene a claim.

If the Plan is approved, PharmAthene will receive the following payments from SIGA: $5 million upon Court approval of the Plan; $20 million if SIGA files a Petition for Certiorari with the U.S. Supreme Court; and $20 million if SIGA exercises the 90 day period for satisfying PharmAthene’s claim. The payments are creditable against final satisfaction of PharmAthene’s claim and are not refundable. The Plan includes protective covenants intended to protect PharmAthene’s interests and is available at: https://cases.primeclerk.com/siga/Home-DownloadPDF?id1=MjczMTIy&id2=0

PharmAthene has not recognized any amount from the SIGA judgment in its 2015 financial statements.

In the event that SIGA pays PharmAthene cash in full and barring any unexpected material events, PharmAthene currently expects that it will distribute at least 90% of the after tax net cash proceeds to its shareholders. The timing and form of distribution will depend upon PharmAthene’s analysis of its current situation, applicable corporate statutes related to distributions and the economic consequences to its shareholders of any such distribution. In addition to the distribution of these cash proceeds, PharmAthene intends to seek an M&A or other partnering transactions to maximize the value of its remaining assets and anthrax vaccine programs. If the Plan is approved, PharmAthene will work to develop a transition plan for managing and operating SIGA as a separate business in the event SIGA decides to satisfy the judgment by delivering 100% of SIGA’s stock to PharmAthene.

During the first half of 2015 PharmAthene executed a realignment plan under which it reduced its staff and took other actions to reduce costs. The cost reductions will enable the Company to continue its operations for the period of time necessary to provide for the collection from SIGA of the proceeds from the final judgment and advance its next generation anthrax vaccine programs without raising additional capital.

For the year ended December 31, 2015, PharmAthene recognized revenue of $10.6 million. Of such amount, $4.5 million was derived from an on-going contract with NAIAD for a next generation anthrax vaccine and $6.1 million was from an expired BARDA contract that funded SparVax® which reflected, primarily a rate adjustment. During 2014, $10.2 million in revenue was derived primarily from the expired BARDA contract.

Research and development expenses in 2015 of $5.1 million were incurred primarily to advance the Company’s next generation anthrax vaccine programs. In 2014, research and development expense of $9.3 million was incurred primarily in the Company’s terminated SparVax® anthrax vaccine program. General and administrative functions decreased to $6.2 million in 2015, compared to $10.9 million in 2014.

For the year ended December 31, 2015, PharmAthene’s net loss was $3.4 million, or $0.5 per share, compared to a net loss of $10.0 million, or $0.17 per share, for the prior year. The sum total of cash and cash equivalents and U.S. Government accounts receivable at December 31, 2015 was $17.0 million compared to $19.0 million in 2014.

About PharmAthene

PharmAthene is a biodefense company engaged in the development of next generation medical countermeasures against biological and chemical threats. The Company's development portfolio includes two next generation Anthrax vaccines that are intended to improve protection while having favorable dosage and storage requirements compared other Anthrax vaccines.

Forward-Looking Statement Disclaimer

Except for the historical information presented herein, matters discussed may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Statements that are not historical facts, including statements preceded by, followed by, or that include the words "potential"; "believe"; "anticipate"; "intend"; "plan"; "expect"; "estimate"; "could"; "may"; "should"; "will"; "project"; "potential"; or similar statements are forward-looking statements. Risks and uncertainties include risks associated with our ability to collect a money judgment from SIGA judgment; risks relating to the timing of payments, if any, under the SIGA litigation; our ability to make distributions of a substantial portion of the cash proceeds receive from SIGA; the timing, amount and form of such a distribution; the approval of SIGA's reorganization plan risks relating to our continuing ability to recognize cost reductions; funding delays and/or reductions or elimination of U.S. government funding and/or non-renewal of expiring funding; risks associated with our net operating loss carryforwards, or NOLs; risks associated with accomplishing any future strategic partnerships or business combinations; and other risks detailed from time to time in PharmAthene's Forms 10-K and 10-Q under the caption "Risk Factors" and in its other reports filed with the U.S. Securities and Exchange Commission. PharmAthene disclaims any intent or obligation to update these forward-looking statements other than as required by law.

Copies of PharmAthene's public disclosure filings are available on our website under the investor relations tab at www.PharmAthene.com.

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Tables Follow

PHARMATHENE, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2015	2014

ASSETS
Current assets:
Cash and cash equivalents	$15,569,813	$18,643,351
Billed accounts receivable	511,994	110,656
Unbilled accounts receivable	963,345	297,431
Prepaid expenses and other current assets	181,714	199,194
Total current assets	17,226,866	19,250,632

Property and equipment, net	233,694	325,772
Other long-term assets and deferred costs	53,384	53,384
Goodwill	2,348,453	2,348,453
Total assets	$19,862,397	$21,978,241

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$521,122	$391,396
Accrued expenses and other liabilities	1,248,708	1,195,412
Accrued restructuring expenses	381,950	-
Current portion of long-term debt	-	746,146
Other short-term liabilities	11,250	70,326
Current portion of derivative instruments	16,411	178,509
Total current liabilities	2,179,441	2,581,789

Accrued restructuring expenses - long term	108,641	-
Other long-term liabilities	433,407	493,137
Derivative instruments, less current portion	491,791	629,170
Total liabilities	3,213,280	3,704,096

Stockholders' equity:
Common stock, $0.0001 par value; 100,000,000 shares authorized; 64,382,086 and 63,603,303 shares issued and outstanding at December 31, 2015 and 2014, respectively	6,438	6,360
Additional paid-in-capital	240,366,704	238,780,633
Accumulated other comprehensive loss	-	(229,528)
Accumulated deficit	(223,724,025)	(220,283,320)
Total stockholders' equity	16,649,117	18,274,145
Total liabilities and stockholders' equity	$19,862,397	$21,978,241

PHARMATHENE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2015	2014	2013

Contract revenue	$10,640,660	$10,190,205	$17,912,607

Operating expenses:
Research and development	5,133,512	9,319,828	15,290,142
General and administrative	6,222,185	10,911,724	13,279,186
Restructuring expense	2,546,159	-	-
Depreciation	141,604	149,958	182,487
Total operating expenses	14,043,460	20,381,510	28,751,815

Loss from operations	$(3,402,800)	$(10,191,305)	$(10,839,208)
Other income (expense):
Interest expense, net	(54,581)	(210,399)	(366,706)
Realization of cumulative translation adjustment	(229,192)	-	-
Change in fair value of derivative instruments	299,477	508,817	(444,622)
Other income (expense)	8,137	(762)	(6,071)
Total other income (expense)	23,841	297,656	(817,399)

Loss before income taxes	(3,378,959)	(9,893,649)	(11,656,607)
Income tax provision	(61,746)	(61,746)	(61,746)
Net loss	$(3,440,705)	$(9,955,395)	$(11,718,353)

Basic and diluted net loss per share	$(0.05)	$(0.17)	$(0.23)
Weighted average shares used in calculation of basic and diluted net loss per share	63,986,013	57,535,325	50,659,116

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